UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): February 7, 2019

PDL Community Bancorp

(Exact name of Registrant as Specified in Its Charter)

Federal	001-38224	82-2857928
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2244 Westchester Avenue Bronx, NY		10462
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (718) 931-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2019, Ponce Bank (the “Bank”), the subsidiary of PDL Community Bancorp (the “Company”), entered into an Agreement of Sale (the “Agreement”) with 30 East 170th Street Acquisitions LLC (the “Purchaser”).  There is no material relationship between the Bank and the Company and the Purchaser and its affiliates.

The Agreement provides for the Bank to sell and the Purchaser to purchase the real property currently owned by the Bank and located at 30 East 170th Street, Bronx, New York (the “Real Property”).  The purchase price for the Real Property is $4.9 million.  The Bank’s carrying value of the Real Property as of December 31, 2018 was $114,000.  The Bank has and will incur expenses related to the sale of the Real Property which will impact the accounting for the sale. The Agreement provides that the closing of the transaction is to be on or about October 14, 2019.  The Agreement has significant contingencies and conditions to closing and no assurance can be given that the sale of the Real Property will occur within the prescribed time frame or actually occur at all.

The Real Property is currently the location of one of the Bank’s branch offices.  The Bank will not be negatively impacting its branch banking operations.  The Bank has plans to relocate the branch banking operations to another already leased location in the immediate neighborhood.  Construction of the new branch is currently underway.  The relocation of the branch banking operations and the closing of the sale of the Real Property are anticipated to occur concurrently.  However, due to the significant contingencies related to the sale of the Real Property, the relocation of the branch banking operations is not contingent on such sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PDL Community Bancorp

Date: February 15, 2019	By:	/s/ Carlos P. Naudon
Carlos P. Naudon
President and Chief Executive Officer